Exhibit 99.1

March 15, 2010

Company Press Release

Source:	Otix Global, Inc.

Contact:	Sam Westover Chairman and CEO (801) 312-1700	Michael Halloran Vice President and CFO (801) 312-1717

OTIX GLOBAL, INC. EXTENDS TERM OF

LOAN AND SECURITY AGREEMENT WITH SILICON VALLEY BANK

Salt Lake City, Utah, March 15, 2010 — Otix Global, Inc. (NASDAQ: OTIX), announced today that it has finalized an amendment to its loan and security agreement with Silicon Valley Bank. The amendment extends the term one additional year to April 11, 2011, modifies covenants, and revises the borrowing base formula which allows the Company to obtain additional funds if necessary.

About Otix Global

Otix Global designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

Forward –Looking Statements

This press release contains “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors but not limited to, the following risks: we cannot anticipate the impact of the reverse stock split on our stock price or our ability to regain compliance with the NASDAQ minimum bid requirements for continued listing; we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may poorly operate newly acquired businesses; our consolidation initiative may not produce the cost savings we anticipate; our new products may not increase sales; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; we may trigger a debt covenant default which could impact our working capital and potentially disrupt our operations; and we have important international operations, which expose us to a variety of risks including government reimbursement and foreign currency exchange fluctuations, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance”

included in our Annual Report on Form 10-K for the year ended December 31, 2008, and Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.